Exhibit 5.2

November 3, 2025

Blackstone Inc.

345 Park Avenue

New York, New York 10154

Re:	Blackstone Inc. (the “Company”)

Ladies and Gentlemen:

We have acted as special Québec counsel to Blackstone Holdings III L.P. (“Blackstone Holdings III”), Blackstone Holdings IV GP L.P. (“Blackstone Holdings IV GP”), Blackstone Holdings IV GP Sub L.P. (“Blackstone Holdings IV GP Sub”) and Blackstone Holdings IV L.P. (“Blackstone Holdings IV” and, together with Blackstone Holdings III referred to herein as the “Québec Guarantors”), in connection with the Registration Statement on Form S-3, “Registration Statement”), including the prospectus contained therein, as supplemented by the preliminary prospectus supplement and the prospectus supplement dated October 28, 2025 (as so supplemented, the “Prospectus”), filed by the Company, certain other Company subsidiaries and the Québec Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to among other things (i) debt securities that are unsubordinated and unsecured obligations (collectively, the Debt Securities of the Company and/or other Company subsidiaries, including Blackstone Reg Finance Co. L.L.C. (the “Issuer”), to include the Québec Guarantors and (ii) guarantees of the Company and/or other Company subsidiaries to include the Québec Guarantors. Such Debt Securities are referred to herein as the “Notes”.

EXAMINATION OF DOCUMENTS

In rendering the opinions set forth in this letter, we have examined:

(i)	the Registration Statement;

(ii)	the Underwriting Agreement dated October 28, 2025 (the “Underwriting Agreement”) among the Issuer, the Guarantors named therein and the underwriters named therein;

(iii)

the Base Indenture dated as of December 6, 2024 (the “Base Indenture”) among the Issuer, the Guarantors named therein, to include the Québec Guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of November 3, 2025 (the “Second Supplemental Indenture”) and as further supplemented by the Third Supplemental Indenture, dated as of November 3, 2025 (the “Third Supplemental Indenture” and, together with the Base Indenture and the Second Supplemental Indenture, the “Indenture”) among the Issuer, the Guarantors named therein, to include the Québec Guarantors, and the Trustee, which provides, inter alia for the guarantees by the Québec Guarantors and the other Guarantors of the Notes (the “Guarantees”);

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(iv)	a duplicate of the global note representing the Notes; and

(v)	the limited partnership agreements, as amended and restated, of the Québec Guarantors (the “Partnership Agreements”), among the general partners and the limited partners party thereto.

For the purposes of the opinions expressed below, we have considered such questions of law as we have deemed necessary and have made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and such other certificates, documents and records as we have considered necessary or relevant and have relied, without independent verification or investigation, on all statements as to matters of fact contained in such documents, including Certificates of Attestation issued by the Registraire des entreprises du Québec for each of the Québec Guarantors , Blackstone Holdings IV GP Sub and Blackstone Holdings IV GP dated October 31, 2025.

This opinion is being provided at the request of the Company.

Unless otherwise defined herein, capitalized terms have the meaning given to them in the Indenture.

ASSUMPTIONS AND RELIANCE

For the purposes of the opinions expressed below, we have assumed, without independent investigation or inquiry, that:

(a)

with respect to all documents examined by us, the signatures are genuine, the individuals signing such documents had legal capacity at the time of signing, all documents submitted to us as originals are authentic, and certified, conformed or photocopied copies, or copies transmitted electronically or by facsimile, conform to the authentic original documents;

(b)

the indices and records in all filing systems maintained in all public offices where we have searched or inquired or have caused searches or inquiries to be conducted are accurate and current, and all certificates and information issued or provided pursuant thereto are and remain accurate and complete;

(c)	the facts stated in the Certificates of Attestation are accurate as of the date given and continue to be true as of the date hereof; and

(d)

at the time of execution, delivery and performance of the Notes and the Guarantees, the Indenture will be the valid and legally binding obligation of each party thereto other than the Québec Guarantors.

LAWS ADDRESSED

The opinions expressed in this letter are limited exclusively to the laws of the Province of Québec and the federal laws of Canada applicable therein.

OPINIONS

We are of the opinion, based upon the foregoing and subject to the qualifications stated in this letter, that:

Corporate Opinions

1.

Each of the Québec Guarantors, Blackstone Holdings IV GP Sub and Blackstone Holdings IV GP has been duly formed and organized, is validly existing as a limited partnership under the laws of Québec, is duly registered under An Act respecting the legal publicity of enterprises (Québec) (the “Publicity Act”), is not in default of its obligations to file annual declarations pursuant to the Publicity Act and is not in noncompliance with any request made under Section 73 of the Publicity Act.

2.

Each of the Québec Guarantors, Blackstone Holdings IV GP Sub and Blackstone Holdings IV GP has the partnership power and authority to own or lease its property and has taken all necessary corporate action to authorize the execution, delivery and performance by the Québec Guarantors of its obligation under the Indenture and the Guarantees.

3.

Assuming due authentication of the Notes by the Trustee and upon payment for and delivery of the Notes in accordance with the Underwriting Agreement, the Guarantees will constitute valid and legally binding obligations of the Québec Guarantors enforceable against the Québec Guarantors in accordance with their terms.

4.

Assuming due authentication of the Notes by the Trustee and upon payment for and delivery of the Notes in accordance with the Underwriting Agreement, the execution and delivery by the Québec Guarantors of the Indenture and the Guarantees, and the performance by the Québec Guarantor of its obligations thereunder, and the consummation of the Notes Offering will not, as applicable, contravene any provision of Québec law or the provisions of the Partnership Agreements and the declaration of registration, as amended, of the Québec Guarantors or any agreement or other instrument binding upon the Québec Guarantors.

This opinion is for the benefit of its addressees in connection with the filing of the Registration Statement, and we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus included in the Registration Statement. In giving the consent, we do not admit that we come within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated under it. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes in the facts stated herein.

Yours very truly,

/s/ Gowling WLG (Canada) LLP
GOWLING WLG (CANADA) LLP